                                                                   EXHIBIT 10.40


October 8, 1997


Mr. Russ LaGrone
Portman Holdings


Dear Russ:

The following is in response to your letter dated September 29, 1997. We extend your contract to March 31, 1998 based on the following conditions:

- The per month fee will be $7,000 as stated in the proposal. The amount will increase to $10,000 as of April 1, 1998, and will continue no later than August 31, 1998.

- Portman's data environments will remain at the 7.2 JDE level. All costs related to separating out the necessary security and common data areas will be charged to Portman.

- The contract for historical inquiries will be charged at $2,000 per month and will be paid monthly beginning April 1, 1998. This contract is valid through August 31, 1998. This contract will be considered for extension at the stated rate through March 31, 1999 at AMC's year end (August 31, 1998).

- Portman must pay for costs related to the addition of DASD to the present system if we remain on our current box. The most current quote is $2,000 to add 14gigs to the F45. The $200 per month maintenance fee on this hardware will also be paid by Portman from the date of installation through August 31, 1998. This expense will be capped at $6,000 pending any unforeseen problems adding this equipment to the F45.

- Consulting time will be billed hourly as follows:


     -Marie Canning            $ 65.00
     -Rita Collins             $ 50.00
     -JDE/Keene Associates     $125.00

JDE now outsources most of their upgrades and system support to Keene, Inc. We will not know the extent of JDE/keene hours involved until we have our first project meeting sometime after the RISC decision has been made. Please let me know if you have any additional questions.

Please initial all points stated above and sign below.

/s/ Russ LaGrone                    10/9/97
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Agreed-Russ LaGrone                  Date
Portman Holdings

Sincerely,


/s/ Marie Canning
-------------------
Marie Canning
Atlanta Market Center